UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934.

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                        BOOKS-A-MILLION, INC.
            ----------------------------------------------
       (Exact name of registrant as specified in its charter)


(Name of person(s) filing Proxy Statement, if other than the Registrant)

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                              BOOKS-A-MILLION, INC.
                               402 Industrial Lane
                            Birmingham, Alabama 35211


               SUPPLEMENT TO PROXY STATEMENT DATED APRIL 23, 2004

     This Supplement to Proxy Statement is furnished by and on behalf of the Board of Directors of Books-A-Million, Inc. (the "Company") and supplements the Company's Proxy Statement dated April 23, 2004 furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, June 3, 2004 at The Harbert
Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 and at any adjournments or postponements thereof (the "Annual Meeting").

                       PROPOSAL I - ELECTION OF DIRECTORS

     One of the proposals to be considered at the Annual Meeting is the election of a class of directors for a three-year term expiring in 2007. The Board of Directors of the Company is divided into three classes of directors serving staggered terms of office. The class of directors whose term expires in 2005 consists of Mr. Terry C. Anderson. The class of directors whose term expires in 2006 consists of Mr. Clyde B. Anderson and Mr. Ronald G. Bruno. The class of directors whose term expires at the Annual Meeting consists of Mr. Charles C.
Anderson, Dr. J. Barry Mason and Mr. William H. Rogers, Jr. The Board of Directors has nominated Mr. Anderson, Dr. Mason and Mr. Rogers for re-election to the Board of Directors at the Annual Meeting, to serve until the 2007 annual meeting of stockholders and until their successors are duly elected and qualified.

     As previously disclosed in the Proxy Statement, the Board of Directors currently has six members, three of which are independent within the meaning of the NASDAQ Stock Market, Inc. independence standards. The Board of Directors intended that, prior to the Annual Meeting, it would add one additional independent member so that the Board would be composed of a majority of independent directors at and after the Annual Meeting. The Company has been identifying and evaluating prospective new members. However, despite the Company's best efforts, the Company has been unable to identify a person to serve as an additional independent member of the Board of Directors.

     On May 27, 2004, Mr. Anderson informed the Board of Directors that he has decided not to stand for re-election to serve as a director of the Company and has withdrawn his consent to serve as a director of the Company if elected. Mr. Anderson informed the Board of Directors that due to the fact that he will be 70 years of age in 2005 together with the fact that if he were not to stand for re-election to the Board of Directors the Company would be able to satisfy NASDAQ's director independence standards, he believed it was in the best interests of the Company that he not stand for re-election to the Board of Directors.

     As a result of Mr. Anderson's decision not to stand for re-election as a director, at the Annual Meeting stockholders will elect a class of two directors for a three-year term expiring 2007, with the result being that there will be one vacancy.

                                                                    May 28, 2004
                                                             Birmingham, Alabama